Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
LIFE EXCHANGE, INC.

LIFE EXCHANGE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the Corporation has received no payment for any of its stock and that the amendments set forth below to the Corporations's Certificate of Incorporation was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

First: That Article VI to the Certificate of Incorporation of the Company is hereby amended in it's entirety as follows:

"ARTICLE VI

The total number of shares of stock which the corporation shall have authority to issue is one hundred (100) shares of common stock, having a par value of $.001 per share."

Second: All the rest or remainder of the Corporation's Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed this __ day of April, 2005, by an officer thereunto duly authorized.

                        LIFE EXCHANGE, INC.

                    By: _______________________________
                          _______________________________
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